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                                                                     EXHIBIT 17



                                           March 13, 1997

BY FAX AND REGISTERED MAIL

Board of Directors
Intelect Communications Systems Limited
Reid House, 31 Church Street
Hamilton HM FX
BERMUDA

Gentlemen:

     Please be advised that I am hereby resigning from the Board of Directors of Intelect Communications Systems Limited effective immediately. It has become increasingly clear to me that my views as a Director of the Corporation are in the minority of the Board and my efforts to further the interests of the Corporation have been totally frustrated. In particular I can cite the following examples:

     a) The recommendations of the majority of the Executive Committee of the Board established at the February 4th, 1997 meeting (comprised of Messrs. Herman Frietsch, Peter Leighton and myself) presented in the form of a resolution at the Board Meeting of February 28th, were defeated despite the affirmative vote of Mr. Leighton and myself.

     b) I was summarily removed from my office as Executive Vice President of the Company, a position to which I was elected by the Board on February 4th, 1997.

                                             Yours sincerely

                                             /s/ Jeremy Posner

                                             Jeremy Posner